Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080
Nashua Corporation Announces Execution Of Non-Binding Letter Of Intent With Katun Corporation
     NASHUA, N.H., November 11, 2005 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal and specialty papers and imaging products, today announced that it had executed a non-binding letter of intent with Katun Corporation of Minneapolis, Minnesota, relative to the sale of certain aspects of its toner and developer business, including its toner and developer formulations and certain related assets.
     Nashua Corporation previously announced its plan to exit the toner and developer business in April 2005.
     Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation, stated, “We are pleased to enter into the letter of intent with Katun Corporation as we continue to work towards the completion of a binding definitive purchase and sale agreement. We continue to expect our exit of the toner and developer business to be completed by March 31, 2006.”
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “expects” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.